Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284614

PROSPECTUS SUPPLEMENT No. 3

(to the prospectus dated April 25, 2025)

Rain Enhancement Technologies Holdco, Inc.

5,000,000 Shares of Class A Common Stock Underlying Warrants (For Issuance)

5,914,057 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 3 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated April 25, 2025 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Rain Enhancement Technologies Holdco, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling shareholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAIN” and “RAINW,” respectively. On August 21, 2025, the closing price of our Class A Common Stock was $3.23 per share and the closing price for our Warrants was $0.14 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 12 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2025

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-42460	99-3527155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 339-222-6714

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RAIN	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	RAINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 18, 2025, Rain Enhancement Technologies Holdco, Inc. (the “Company”) received written notice (the “MVLS Notice”) from the Listing Qualifications Staff (“Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) which notified the Company that, for the 30 consecutive business days ended February 14, 2025, the Company’s market value of listed securities (“MVLS”) closed below the $50,000,000 MVLS threshold required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). Also on February 18, 2025, the Company received written notice (the “MVPHS Notice”) from the Staff that for the 30 consecutive business days ended February 14, 2025, the Company’s market value of publicly held securities (“MVPHS”) closed below the $15,000,000 MVPHS threshold required for continued listing on Nasdaq under Nasdaq Listing Rule 5450(b)(2)C) (the “MVPHS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company had 180 calendar days, or until August 18, 2025, to regain compliance with each of the MVLS Rule and the MVPHS Rule.

On August 19, 2025, the Company received a notice (the “Notice”) from the Staff indicating that the Company had not regained compliance with either the MVLS Rule or the MVPHS Rule and, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on August 28, 2025.

The Company submitted its timely request for a hearing before the Panel on August 21, 2025, to request additional time to regain compliance with the MVLS Rule and the MVPHS Rule. The Company expects that its hearing request will result in a stay of any suspension or delisting action pending the hearing. At the hearing, the Company intends to present its plan to achieve compliance with all applicable listing criteria, including the MVLS Rule and the MVPHS Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to achieve compliance within any period of time that may be granted by the Panel. The Company is considering all options available to it to regain compliance with all applicable listing rules.

Item 7.01 Regulation FD

On August 22, 2025, the Company issued a press release announcing its receipt of the Notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated August 22, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

Forward Looking Statements

Certain information contained in this Current Report on Form 8-K and the exhibit hereto consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “would,” “will,” “expects,” “intends,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Panel will grant the Company’s request for continued listing, or any relief from delisting, or that the Company will be able to achieve compliance with Nasdaq listing rules within any period of time that may be granted by the Panel. Additional factors that could cause actual results to differ from the forward-looking statements herein include potential adverse effects on the Company’s business related to the disclosures made in this Current Report on Form 8-K or the exhibit hereto, or the initiation of new legal proceedings, volatility of the Company’s stock price, and the other risk factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this Current Report on Form 8-K and the exhibit hereto speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2025	RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

	By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

Exhibit 99.1

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC. RECEIVES AND APPEALS NASDAQ DELISTING NOTICE

NAPLES, FL, August 22, 2025 – Rain Enhancement Technologies Holdco, Inc. (Nasdaq: RAIN) (the “Company”) announced today that it received a notice (the “Notice”) on August 19, 2025 from the Listing Qualifications Staff (“Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has not regained compliance with Nasdaq Listing Rule 5450(b)(2)(A), requiring the Company to maintain a market value of listed securities of at least $50 million, and Nasdaq Listing Rule 5450(b)(2)(B), requiring the Company to maintain a market value of publicly held shares of at least $15 million. The Notice provides that the Company has until 4:00 p.m. Eastern Time on August 26, 2025 to appeal the Staff’s delisting determination.

Pursuant to the Notice, unless the Company timely requests a hearing from the Nasdaq Hearing Panel (the “Panel”), the Company’s securities will be subject to suspension and delisting from the Nasdaq Global Market at the opening of business on August 28, 2025. The Company submitted its timely request for a hearing before the Panel on August 21, 2025 to request additional time to regain compliance with Nasdaq listing rules. The Company expects that its hearing request will result in a stay of any suspension or delisting action pending the hearing. At the hearing, the Company intends to present its plan to achieve compliance with all applicable listing criteria; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to achieve compliance within any period of time that may be granted by the Panel. The Company is considering all options available to it to regain compliance with all applicable listing rules.

About Rain Enhancement Technologies Holdco, Inc.

The Company was founded to provide the world with reliable access to water, one of life’s most important resources. To achieve this mission, the Company aims to develop, manufacture and commercialize ionization rainfall generation technology. This weather modification technology seeks to provide the world with reliable access to water, and transform business, society and the planet for the better.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “would,” “will,” “expects,” “intends,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Panel will grant the Company’s request for continued listing, or any relief from delisting, or that the Company will be able to achieve compliance with Nasdaq listing rules within any period of time that may be granted by the Panel. Additional factors that could cause actual results to differ from the forward-looking statements herein include potential adverse effects on the Company’s business related to the disclosures made in this Current Report on Form 8-K or the exhibit hereto, or the initiation of new legal proceedings, volatility of the Company’s stock price, and the other risk factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

Contacts:

Investors

RainwaterTechIR@icrinc.com

Media

RainwaterTechPR@icrinc.com